Exhibit 99.1

BioSpecifics Announces Partnership Between Auxilium and Actelion for XIAFLEX®in Canada, Australia, Brazil and Mexico

LYNBROOK, NY – February 23, 2012 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products marketed as XIAFLEX® in the U.S. and XIAPEX® in Europe and Eurasia, today announced that its partner Auxilium Pharmaceuticals, Inc. (Auxilium) has entered into a partnership with Actelion Pharmaceuticals Ltd. (Actelion) for the long-term development, supply and commercialization of XIAFLEX for the treatment of Dupuytren’s contracture and Peyronie’s disease. Under this agreement, Actelion will receive exclusive rights to commercialize XIAFLEX for the two indications in Canada, Australia, Brazil and Mexico upon receipt of the respective regulatory approvals. Actelion will be primarily responsible for the applicable regulatory and commercialization activities for XIAFLEX in these countries.

“We are excited to announce this strategic collaboration with Actelion, which will further enable XIAFLEX to reach patients around the world who are in need of this treatment,” reflected Thomas L. Wegman, President of BioSpecifics. “XIAFLEX is already available in the U.S. and nine European and Eurasian markets for patients with Dupuytren’s contracture and we look forward to potential additional approvals in these new partnership territories, as well as reporting top-line results from Auxilium’s global Phase III study of XIAFLEX for Peyronie’s disease by the end of the second quarter of this year. This lead pipeline indication has the potential to greatly increase the market for injectable collagenase due to the devastating effects of this disease.”

BioSpecifics will receive a certain percentage of the $10 million upfront payment paid to Auxilium from Actelion as well as a certain percentage of the up to $16 million in potential regulatory, pricing and reimbursement milestone payments and $42.5 million in potential sales milestone payments. BioSpecifics will also receive royalties from net sales and payments on costs of goods sold in Actelion's territories from Auxilium, which will be a specified percentage of what Auxilium receives from Actelion.

Actelion is a Swiss biopharmaceutical company with $2.0B in 2011 worldwide sales in 2011 and over 2,500 employees focused on the discovery, development and marketing of innovative drugs for significant unmet medical needs. Actelion shares are traded on the SIX Swiss Exchange (ticker symbol: ATLN) as part of the Swiss blue-chip index SMI (Swiss Market Index SMI®).

BioSpecifics Announces Partnership Between Auxilium and Actelion for XIAFLEX® in Canada, Australia, Brazil and Mexico

About Dupuytren’s Contracture

Dupuytren’s contracture is caused by an abnormal accumulation of collagen in the palm of the hand characterized by the formation of nodules or lumps in the early stages. As the disease progresses, a cord is formed and the fingers may become progressively contracted.

About Peyronie’s Disease

Peyronie's disease is characterized by the presence of inelastic collagen on the shaft of the penis, which can distort an erection and make sexual intercourse difficult or impossible in advanced cases. Significant psychological distress is common among sexually active patients with Peyronie's disease. Currently, there are no FDA approved pharmaceutical therapies for this disease.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications. Its partner Auxilium Pharmaceuticals, Inc. markets XIAFLEX® in the U.S. for the treatment of Dupuytren's contracture in adults with palpable cord in the palm and is also developing XIAFLEX for the treatment of Peyronie's disease, which is currently in Phase 3 pivotal clinical trials, as well as for Frozen Shoulder (Adhesive Capsulitis) and cellulite. Pfizer, Inc. is responsible for marketing XIAPEX® for Dupuytren’s contracture in the 27 European Union member countries and 19 other European and Eurasian countries and also has commercialization and development rights for Peyronie’s disease in these same territories. XIAPEX is currently marketed in nine European and Eurasian markets: Austria, Denmark, Finland, Germany, Norway, Spain, Switzerland, Sweden, and the United Kingdom. Asahi Kasei Pharma Corporation has development and commercial rights for XIAFLEX for Dupuytren’s contracture and Peyronie’s disease in Japan. BioSpecifics is developing XIAFLEX internally for human and canine lipomas. More information about the Company may be found on its website at www.biospecifics.com.

BioSpecifics Announces Partnership Between Auxilium and Actelion for XIAFLEX® in Canada, Australia, Brazil and Mexico

Forward-Looking Statements

This release contains forward-looking statements within the meaning of, and made pursuant to the safe harbor provisions of, The Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, expected revenue growth, and the assumptions underlying or relating to such statements, are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as "believe," "expect," "anticipate," "plan," "estimate," “likely,” “may,” “will,” “could,” “continue,” “project,” “predict”, “goal,” the negative or plural of these words, and other similar expressions. Our forward-looking statements are only predictions based on our current expectations and our projections about future events. There are a number of important factors that could cause our actual results to differ materially from those indicated by such forward-looking statements, including the statements made by us and by our partner Auxilium Pharmaceuticals, Inc. (“Auxilium”) regarding progress toward achievement of Auxilium’s objectives for the U.S. launch of XIAFLEX® for Dupuytren’s contracture, including, among other things, developments in the reimbursement process; the ability of Pfizer, Inc. to achieve its objectives for XIAPEX® in Europe; the ability of Asahi Kasei Pharma Corporation to achieve its objectives for XIAFLEX in Japan; the ability of Actelion to achieve its objectives for XIAFLEX in Canada, Australia, Brazil and Mexico; the success of the Phase III trials for XIAFLEX for the treatment of Peyronie’s disease; our ability to conduct clinical trials or development work for additional indications, which may be limited by our development and license agreement, as amended August 31, 2011, with Auxilium; the outcome of future clinical trials for additional indications including frozen shoulder, cellulite, human lipoma and canine lipoma, all of which will determine the amount of milestone, royalty and sublicense income we may receive; the potential of XIAFLEX to be used in additional indications; the receipt of any applicable milestone payments from Auxilium; and other risk factors identified in our Annual Report on Form 10-K for the year ended December 31, 2010 and in other reports we file from time to time with the Securities and Exchange Commission. All forward-looking statements included in this release are made as of the date hereof, and we assume no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com